                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           MICROTOUCH SYSTEMS, INC.
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           MICROTOUCH SYSTEMS, INC.
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                       [LOGO OF MICROTOUCH APPEARS HERE]

Dear Fellow Shareholder:

You are cordially invited to attend the MicroTouch Annual Meeting of Shareholders to be held at 10:00 a.m. on Thursday, June 12, 1997 at Palmer & Dodge LLP, One Beacon Street, 23rd floor, Boston, Massachusetts.

You will be asked at the meeting to elect two directors, to amend the 1992 Equity Incentive Plan, and to ratify the selection of Arthur Andersen LLP as MicroTouch's independent auditors for 1997.

As set forth in the accompanying Proxy Statement, which you are urged to read, your Board of Directors recommends that you vote "FOR" the proposals.

At the meeting management will be available for a discussion period to answer your questions, and we welcome your comments. Representatives from Arthur Andersen will also be available to answer questions.

The Board of Directors appreciates and encourages shareholder participation in MicroTouch's affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we request that you sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience.

Thank you for your cooperation.

Very truly yours,




/s/ D. Westervelt Davis

D. Westervelt Davis
President, Chief Executive Officer and
Director

                      [LOGO OF MICROTOUCH APPEARS HERE]

NOTICE OF                                                    April 22, 1997
ANNUAL MEETING
OF SHAREHOLDERS      To the Shareholders:

                     The Annual Meeting of Shareholders of MicroTouch Systems, Inc. will be held on June 12, 1997 at the offices of Palmer & Dodge LLP, One Beacon Street, 23rd Floor, Boston Massachusetts, at 10:00 a.m., for the following purposes:

                     (1)  To elect two Class II directors.

                     (2)  To amend the 1992 Equity Incentive Plan.

                     (3) To approve Arthur Andersen LLP as independent auditors of the Corporation for fiscal 1997.

                     (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

                     Shareholders of record at the close of business on April 14, 1997 are entitled to vote at the meeting.



                                                      /s/ Diane Burak

                                                      Diane Burak
                                                      Clerk

                           MicroTouch Systems, Inc.
                               300 Griffin Park
                         Methuen, Massachusetts 01844
                           Telephone (508) 659-9000

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 12, 1997.

The accompanying proxy is solicited by the Board of Directors, and all the expenses of the solicitation will be borne by the Corporation. No costs of solicitation have been incurred to date. The solicitation will be by mail, and may also be made personally and by telephone by a presently indeterminable number of officers and employees of the Corporation or by an independent organization on behalf of the Corporation.

The annual report was sent with this proxy statement and accompanying proxy on or about April 22, 1997.

VOTING

The Corporation has only one class of shares outstanding. The Board of Directors has fixed the close of business on April 14, 1997 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders on June 12, 1997 (the "Annual Meeting"). As of March 21, 1997 there were outstanding 7,851,116 shares of common stock of $0.01 par value per share (the "Common Stock"), each such share being entitled to one vote. At any time prior to the meeting, a shareholder may revoke his or her proxy by filing a proxy bearing a later date. If a shareholder attends the meeting, such shareholder may revoke his or her proxy at that time and vote in person. Proxies will be voted as directed by the shareholder. Unless otherwise directed, proxies will be voted for the election of the nominees for director listed below, for the amendment of the 1992 Equity Incentive Plan and for the approval of Arthur Andersen LLP ("Arthur Andersen") as the independent auditors of the Corporation. A majority in interest of all stock issued, outstanding and entitled to vote at the meeting, represented at the meeting, in person or by proxy, constitutes a quorum for the transaction of business. Signed but unmarked proxies will be counted as favorable votes; pursuant to Massachusetts law, broker non-votes will be counted as shares present for the purpose of determining the presence of a quorum but will not be counted as votes properly cast and will not affect the outcome of the voting. The favorable vote of a plurality of the shares represented at the meeting is required for the election of the directors and the appointment of Arthur Andersen. The favorable vote of a majority of the shares represented at the meeting is required for the amendment of the 1992 Equity Incentive Plan. Pursuant to the Corporation's By-Laws, no business may be transacted at the meeting other than the business specified in the notice of the meeting and business properly brought before the meeting at the direction of the Board of Directors, the Chairman of the Board or the President.

NOMINATION AND ELECTION OF DIRECTORS

The Corporation's Board of Directors is divided into three classes. The Board is comprised of two Class I directors, two Class II directors and one Class III director. At each Annual Meeting of Shareholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the current Class II directors, Class III director and Class I directors, respectively, will expire upon the election and qualification of directors at the Annual Meeting of Shareholders held in 1997, 1998 and 1999.

Pursuant to the provisions of the By-Laws of the Corporation, two Class II directors are to be elected at the Annual Meeting. The nominees for the Board of Directors are Edward J. Stewart III and Ronald Fisher. The persons elected as directors to a specific class will serve until the expiration of such directors' three-year terms, and in each case until the particular director's successor has been elected and qualified. The board recommends a vote FOR the nominees.

Messrs. Stewart and Fisher are currently serving as Directors of the Corporation. If for any reason any nominee should not be a candidate for election at the time of the Annual Meeting, the proxies may be voted, in the discretion of those named as proxies, for a substitute nominee.

Following are summaries of the background and business experience and descriptions of the principal occupations of the Directors and the nominees for election to the Board of Directors.

James D. Logan  Age: 44
-------------------
Mr. Logan founded MicroTouch in 1983. He has served as Chairman of the Board (Class III) since April 1992. In April 1996, he stepped down as President and Chief Executive Officer, roles he had held since 1983 and 1992, respectively, to pursue other business interests. He continues to serve as Chairman of the Board. Prior to founding the Corporation, he was employed by Chemical Banking Corporation from 1979 to 1981. Mr. Logan received an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College, where he was an Edward Tuck Scholar, and a B.A. from Hamilton College.

D. Westervelt Davis  Age: 49
------------------------
Since April 1996, Mr. Davis has served as President and Chief Executive Officer of the Corporation and has been a director of the Corporation (Class I) since 1991. Previously, Mr. Davis was the President of Lasertron, a Division of Oak Industries, a manufacturer of semiconductor components for fiber optic communications, from November 1994 to March 1996. From April 1992 to November 1994 Mr. Davis was a principal with Rand Griffin, a strategy consulting firm. From April 1989 to April 1992 Mr. Davis was President and Chief Executive Officer of Autographix, a privately held software developer and system integrator for the presentation graphics market. On November 3, 1993 Autographix filed a petition of bankruptcy. From January 1984 to September 1988 he was President of General Scanning, at the time a privately held manufacturer of laser scanners and oscillographic recorders. Mr. Davis received an M.B.A. from the Harvard Graduate School of Business Administration and a B.S.E. from Princeton University.

Ronald Fisher  Age: 49 (Nominee for re-election as a Class II Director)
-------------------
Mr. Fisher has been a director of the Corporation since 1991. Mr. Fisher has been Vice Chairman of SOFTBANK Holdings, Inc., a global technology infrastructure provider, since October 1995. Mr. Fisher was President, Chief Executive Officer and a member of the Board of Directors of Phoenix Technologies, Ltd., a developer and marketer of system software products for personal computers and printers, from January 1990 to February 1996; and he continues to serve as Chairman of Phoenix Technologies, Ltd. From 1984 to 1990 he was the Chief Operating Officer and then President and Chief Executive Officer of Interactive Systems Corp., a software corporation. Mr. Fisher is also a director of the following publicly held companies; Black Box Company, Xionics Document Technologies and Segue Software. Mr. Fisher received an M.B.A. from Columbia University and a Bachelor of Commerce from the University of Witwatersrand, South Africa.

Edward J. Stewart, III  Age: 51 (Nominee for re-election as a Class II Director)
----------------------------
Mr. Stewart has been a director of the Corporation since 1983. Mr. Stewart has been General Partner of Kestrel Venture Management, a venture capital firm, and its predecessor, and a series of affiliated venture capital partnerships since September 1983. Mr. Stewart is a director of nine privately held companies. Mr. Stewart received an M.B.A. from the Harvard Graduate School of Business Administration and a B.S. from Yale University.

Frank Manning  Age: 48
-------------------
Mr. Manning has been a director of the Corporation (Class I) since 1993. He is President, Chief Executive Officer and Chairman of the Board of Zoom Telephonics, Inc., a publicly held manufacturer of computer modems and other data communication products which he co-founded in 1977. Mr. Manning received his B.S., M.S., and Ph.D. in Electrical Engineering from the Massachusetts Institute of Technology, where he was a National Science Foundation fellow.

Six meetings of the Board of Directors were held during 1996. The Board has two committees: Compensation, which met once during 1996; and Audit, which met two times during 1996. The Corporation does not have a nominating committee. Each incumbent director had an attendance record of 100% at meetings, including meetings of committees on which he served, except for Messrs. Fisher and Manning, who each missed one meeting.

The Audit Committee, currently consisting of Messrs. Stewart and Manning, nominates the Corporation's independent auditing firm, reviews the scope of the audit, and approves in advance reviews by the independent auditors, their activities and recommendations regarding internal control, and meets with the independent auditors and management, both of which had direct and open access to the Audit Committee. The Compensation Committee, which consists of Messrs. Fisher and Stewart, determines the compensation of officers other than employee directors (as to whom the Committee makes recommendations to the Board of Directors which then determines their compensation). See "Compensation Committee Report to Shareholders" below.

Directors receive a fee of $750 for each board or Committee meeting attended. Additionally, upon election to the Board of Directors, each new non-employee director shall receive options to purchase 10,000 shares of Common Stock. Immediately following the Annual Shareholders' Meeting each year, each non-employee director shall automatically receive options to purchase an additional 5,000 shares of Common Stock. The options have a term of 10 years and are priced at the last sale price of the Corporation's Common Stock for the day previous to the date of the grant.

SECURITY OWNERSHIP

No person or group, to the knowledge of the Corporation, owns as much as five percent of the Common Stock, except as set forth below.

The following table sets forth information as of March 21, 1997 with respect to the amount of Common Stock held by each director, nominee for director, executive officer, holder of 5% or more of the Corporation's Common Stock and all directors and executive officers as a group (in each case, the beneficial owner of the shares shown has sole voting and sole investment power):



                                      Common Shares Beneficially Held
                                      -------------------------------
                                               Common Shares                   Percentage
                                               -------------                   ----------
Name                                              Owned                             Owned
----                                              -----                             -----
James D. Logan  (1)                             465,098                              5.9%
  c/o MicroTouch Systems, Inc.
  300 Griffin Park
  Methuen, MA 01844
Nicholas-Applegate Capital Management           389,100                              5.0%
  600 W. Broadway, 29th Fl.
  San Diego, CA 92101
Geoffrey P. Clear  (2)                           59,550                              0.8%
D. Westervelt Davis (3)                          72,000                              0.9%
Ronald D. Fisher (4)                             20,833                              0.3%
Bernard O. Geaghan (5)                           55,443                              0.7%
Frank Manning (6)                                15,000                              0.2%
Joel M. Blenner (7)                              11,250                              0.1%
Robert J. Senior (8)                             26,320                              0.3%
Edward J. Stewart, III (9)                       16,833                              0.2%
Thomas Ermolovich (10)                            6,147                              0.1%

Directors and Executive Officers as a group     748,474                              9.2%
(10 individuals)

(1) Consists of 425,098 shares owned directly by Mr. Logan and options to acquire 40,000 shares which vest prior to 6/20/97.

(2) Consists of 550 shares owned directly by Mr. Clear and options to acquire 59,000 shares which vest prior to 6/20/97.

(3) Consists of 7,000 shares owned directly by Mr. Davis and options to acquire 65,000 shares which vest prior to 6/20/97.

(4) Consists of options to acquire 20,833 shares which vest prior to 6/20/97.

(5) Consists of 45,943 shares owned directly by Mr. Geaghan, 6,500 shares beneficially under his control, and options to acquire 3,000 shares which vest prior to 6/20/97.

(6) Consists of options to acquire 15,000 shares which vest prior to 6/20/97.

(7) Consists of options to acquire 11,250 shares which vest prior to 6/20/97.

(8) Consists of 3,320 shares owned directly by Mr. Senior and options to acquire 23,000 shares which vest prior to 6/20/97.

(9) Consists of 16,000 shares owned directly by Mr. Stewart and options to acquire 833 shares which vest prior to 6/20/97. Mr. Stewart disclaims beneficial ownership of an additional 5,000 shares owned by family members and partnerships with which he is associated.

(10) Consists of options to acquire 6,147 shares which vest prior to 6/20/97.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE'S REPORT TO SHAREHOLDERS

The executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee") which is composed of the individuals listed below, who are outside, non-employee directors of the Corporation with responsibility for all compensation matters for the Corporation's senior management other than employee directors, as to whom the Committee makes recommendations to the Board of Directors which then determines their compensation.

The program has been designed to enable the Corporation to attract, motivate and retain senior management by providing a competitive total compensation package based on performance. It provides for competitive base salaries, which reflect individual performance; annual variable performance incentive opportunities, which are payable in cash for the achievement of performance goals established by the Committee; and long-term, stock-based incentive opportunities, which strengthen the mutuality of interests between senior management and the Corporation's shareholders. The annual performance incentive opportunities and long-term incentive opportunities established by the Committee are intended to be competitive with competitor incentive compensation opportunities based on surveys conducted by independent compensation consulting firms.

In designing and administering the individual elements of the executive compensation program, the Committee strives to balance short and long-term incentive objectives and to employ prudent judgment in establishing performance criteria, evaluating performance and determining actual incentive payments. Following is a discussion of each of the elements of the executive compensation program, along with a description of the decisions and actions taken by the Committee with regard to 1996 compensation and specific discussion of the decisions regarding the Chief Executive Officer's ("CEO") compensation.

Annual Compensation

Annual total cash compensation for senior management consists of base salary and the annual variable performance incentive earned under the Key Executive Bonus Plan. Total annual cash compensation varies each year, based on achievement of Corporation performance goals established by the Committee under the annual incentive plan and changes in base salary.

Payment of the annual variable performance incentive award for 1996 for the current CEO and the other named executives was based on achievement of various goals, both financial and strategic. For 1996 the Committee determined that bonus awards would be calculated as percentages of base salary, and based upon the achievement of an operating income target. To the extent that this target was exceeded, bonus awards increased commensurately. Having determined that management exceeded its operating income target, the Committee then set the bonus payment accordingly. The bonuses awarded are listed in the tabular disclosure which follows.

Long-Term Compensation

The long-term incentive program for senior management consists of awards granted under the 1992 Equity Incentive Plan (the "Plan"), which is administered by the Compensation Committee. The Plan provides for awards of stock options, stock appreciation rights, restricted stock and performance shares. To date only stock options have been granted under the Plan. During 1996, in recognition of the completed objective noted above, the following stock option grants were awarded to the four most highly compensated officers of the Corporation, other than the
CEO: 1) to Joel M. Blenner, Vice President - Sales, 45,000 shares; 2) to Thomas Ermolovich, Vice President-Engineering, 20,000 shares; 3) to Geoffrey P. Clear, Vice President-Finance & Administration, 4,000 shares; and 4) to Robert J. Senior, Vice President and General Manager- European Operations, 4,000 shares

Chief Executive Officer's Compensation

Mr. Davis assumed the office of Chief Executive Officer in April 1996. His base salary was determined by considering Mr. Davis' years of corporate experience and his salary at his previous employer, as well as comparing salaries of executives of similar companies, based on the Company's internal benchmarking survey activities. Mr. Davis also participates in the Key Executive Bonus Plan, as discussed above in the section entitled "Annual Compensation". Mr. Davis was also awarded an option grant of 200,000 shares of stock at an exercise price of $15.00. The option vests in equal annual installments over a four-year period commencing on the first anniversary of the date of the grant. This grant was designed to ensure an ongoing mutuality of interest between the Company and Mr. Davis.

The tables which follow, and accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

By the Compensation Committee,

Ronald Fisher
Edward J. Stewart III

The following table shows, for the fiscal years indicated, the annual compensation paid by the Corporation, together with long-term and other compensation, for the current Chief Executive Officer, the previous Chief Executive Officer, and the next four most highly compensated executive officers (the "Named Officers") of the Corporation.


                          Summary Compensation Table

                                                                                                 Long Term
                                                   Annual Compensation                          Compensation
                                                   -------------------                     Awards          Payouts
                                                                                           ------          -------
                                                                                           Securities
                                                                                           Underlying        LTIP
                                         Year          Salary          Bonus (1)           Options          Payouts
                                         ----          ------          ---------          -------          -------
James D. Logan                           1996         $125,000            -0-               -0-              -0-
  President, Chief Executive Officer     1995         $125,000          $42,500             -0-              -0-
  and Chairman of the Board of           1994         $125,607          $85,000             -0-              -0-
  Directors (2)

D. Westervelt Davis                      1996         $142,308          $85,125           200,000            -0-
   President, Chief Executive Officer
   and Director (3)

Geoffrey P. Clear                        1996         $129,508          $47,775            4,000             -0-
  Vice President - Finance &             1995         $120,000          $30,000            9,000             -0-
  Administration, Chief Financial        1994         $120,000          $60,000            6,000           $89,250
  Officer and Treasurer

Robert J. Senior                         1996         $129,049          $48,507            4,000             -0-
  Vice President & General Manager       1995         $141,724          $15,680            3,000             -0-
  - European Operations (4)              1994         $116,308          $70,000            9,000             -0-

Thomas Ermolovich                        1996         $134,754          $49,980           20,000             -0-
  Vice President - Engineering (5)       1995         $124,754          $30,000           20,000             -0-

Joel M. Blenner                          1996         $115,385          $55,925           45,000             -0-
  Vice President -Sales (6)
-----------------------

(1) Reflects amounts awarded for performance in the respective fiscal year, even though the compensation may not have actually been paid until a later date.
(2) Mr. Logan stepped down as President and Chief Executive Officer in April 1996. He continues to serve as Chairman of the Board.
(3) Mr. Davis became President and Chief Executive Officer in April 1996. He continues to serve as a Director (Class I) of the Corporation.
(4) Mr. Senior was promoted to the position of Vice President - Sales in March 1993. He became Vice President and General Manager - European Operations in January 1995.
(5  Mr. Ermolovich became Vice President - Engineering in May 1995.
(6  Mr. Blenner became Vice President - Sales in March 1996.

EXECUTIVE OFFICERS

The current executive officers of the Corporation who are not also directors are listed below. Each such person's term of office extends until the meeting of the Board of Directors following the Annual Shareholders' Meeting and until his successor is elected and qualified.

Mr. Clear (Age: 47) has been Vice President - Finance & Administration, Chief Financial Officer and Treasurer of the Company since February 1992. He was Vice President - Finance and Administration at T Cell Sciences, Inc., a biotechnology company, from April 1986 until February 1992. Previously he served as Division Controller for the Organic Chemicals Division of W.R. Grace & Co., a manufacturer of specialty chemicals, from March 1982 to April 1986. Mr. Clear is a Certified Public Accountant and a member of the Financial Executives Institute. Mr. Clear received an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College, where he was an Edward Tuck Scholar, and a B.A. from Dartmouth College.

Mr. Senior (Age: 40) has been Vice President and General Manager - European Operations since January 1995. Before that, he was Vice President - Sales from March 1993 until December 1994. He was General Manager of the Company's U.K. subsidiary from January 1991 until March 1993. Previously, he served as National Sales Manager (U.K.) for Poqet Computer, a U.S. manufacturer of hand-held personal computers and as Business Development Manager for NCR Ltd., the U.K. subsidiary of the U.S. - based computer equipment manufacturer. Mr. Senior received a B. Ed. in Physics from Exeter University.

Mr. Ermolovich (Age: 47) has been Vice President - Engineering since May 1995. From February 1994 until May 1995 he served as Vice President - Engineering at Concord Communications, a privately held software developer. Previously, he was employed as a group engineering manager at Digital Equipment Corporation. Mr. Ermolovich holds a BS degree from Northeastern University and an MBA from Bentley College.

Mr. Blenner (Age: 53) has been Vice President - Sales since March 1996. Previously he was Senior Vice President - Sales for Digital Products Corporation, a privately held manufacturer of print servers. Prior to that, he was Vice President - Sales at Network Communications Corporation, a privately held manufacturer of network management equipment and Vice President - Sales at Corporate Software, Inc., a public company selling software and providing related services. Mr. Blenner holds a BA degree in Psychology from Southern Connecticut State University.

Employment Agreements
---------------------


The Corporation has entered into a letter agreement dated May 1, 1995 with Mr. Ermolovich relating to his employment with the Corporation (the "Ermololvich Employment Agreement"). The Ermolovich Employment Agreement provides for a base salary of $130,000 in the first year and entitled Mr. Ermolovich to earn a bonus of between $20,000 and $50,000, based on the achievenent of certain financial objectives in the first year. The Corporation also granted Mr. Ermolovich an incentive stock option to purchase up to 20,000 shares of Common Stock at an exercise price of $16.89 per share. The option vest in equal annual installments over a four-year period.


The Corporation has entered into a letter agreement dated February 15, 1996 with Mr. Davis relating to his employment with the Corporation (the "Davis Employment Agreement"). The Davis Employment Agreement provides for a base salary of $200,000 in the first year and also entitles Mr. Davis to earn an annual bonus of up to 50% of his base salary, based on the achievement of certain financial objectives, with a guaranteed minimum bonus of $35,000 in 1996. The Corporation also granted Mr. Davis an incentive stock option to purchase an aggregate of up to 200,000 shares of Common Stock at an exercise price of $15.00. The option vests in equal annual installments over a four-year period.

The Corporation has entered into a letter agreement dated March 5, 1996 with Mr. Blenner relating to his employment with the Corporation (the "Blenner Employment Agreement"). The Blenner Employment Agreement provides for a base salary of $150,000 in the first year and also entitles Mr. Blenner to earn an annual bonus of up to 40% of his base salary, based on the achievement of certain financial objectives, with a guaranteed minimum bonus of $30,000 in 1996. The Corporation also granted Mr. Blenner an incentive stock option to purchase an aggregate of up to 45,000 shares of Common Stock at an exercise price of $14.50. The option vests in equal annual installments over a four-year period.

The following table contains information concerning the grant of stock options to Named Officers during the last fiscal year.

                                                      Option Grants in Last Fiscal Year
                     ----------------------------------------------------------------------------------------------------

                        Number of       Percentage of
                       Securities       Total Options
                       Underlying         Granted to                     Market Price as
                         Options         Employees in        Exercise          of           Expiration          Grant Date
Name                   Granted (1)           1996             Price        Grant Date          Date           Present Value (2)
----                   -----------           ----             -----        ----------          ----           -----------------
James D. Logan             -0-               -0-                N.A.          N.A.             N.A.                 N.A.

D. Westervelt Davis      200,000           41.5%               $15.00        $15.00           4/1/06              $1,417,000

Geoffrey P. Clear         4,000             0.8%               $14.56        $14.56           9/5/06                 $28,000

Joel M. Blenner          45,000             9.3%               $14.50        $14.50           3/11/06               $308,000

Thomas Ermolovich        20,000             4.2%               $13.56        $13.56           8/19/06               $127,000

Robert J. Senior          4,000             0.8%               $14.56        $14.56           9/5/06                 $28,000

(1) Options granted become exercisable in equal annual installments over 4 years.

(2) Based on the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, that an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised and there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to variables such as interest rates (a weighted average of 6.4%) and stock price volatility (.63). Amounts indicated are not intended to be a forecast of possible future appreciation, if any, in the price of the Corporation's Common Stock.

The following table sets forth information with respect to the Named Officers concerning option exercises during the last fiscal year and unexercised options held as of the end of the last fiscal year.

                                                      Aggregated Option Exercises and Fiscal Year-End Values
                           ------------------------------------------------------------------------------------------------------

                                                              Number of Securities
                              Shares                         Underlying Unexercised                  Value of Unexercised
                             Acquired        Value              Options Held at                     In-the Money Options at
                           on Exercise      Realized            December 31, 1996                    December 31, 1996 (1)
                           -----------      --------         --------------------                   ----------------------

Name                                                    Exercisable       Unexercisable          Exercisable       Unexercisable
----                                                    -----------       -------------          -----------       -------------
James D. Logan                  -0-           -0-           120,000              80,000             $2,130,000         $1,420,000

D. Westervelt Davis             -0-           -0-            10,000              212,500             $200,000          $1,979,000

Geoffrey P. Clear               -0-           -0-            56,000              19,000             $1,246,000          $209,000

Joel M. Blenner                 -0-           -0-               0                45,000                 $0              $428,000

Thomas Ermolovich               -0-           -0-             6,147              33,853              $48,000            $303,000

Robert J. Senior                -0-           -0-            17,000              19,000              $304,000           $273,000

(1) Based on the closing price of the Corporation's Common Stock as reported on the Nasdaq Stock Market as of 12/31/96 ($24.00). Dollar values rounded to the nearest thousand.

Comparative Stock Performance

The comparative stock performance graph below compares the cumulative shareholder return on the Common Stock of the Corporation for the period from June 30, 1992 through the fiscal year ended December 31, 1996 with the cumulative total return on (i) the NASDAQ Market Value Index for the NASDAQ Stock Market (the "NASDAQ Market Index"), and (ii) a group consisting of publicly-traded U.S. companies in the Corporation's industry (based on a Standard Industrial Classification Code) (the "Peer Group Index") for the same period, assuming the investment of $100 in the Corporation's Common Stock, the NASDAQ Market Index and the Peer Group Index on June 30, 1992 and reinvestment of all dividends. Measurement points are on June 30, 1992 and the last trading day of the Corporation's fiscal years ended December 31, 1992, 1993, 1994, 1995 and 1996. Prior to June 30, 1992 the Corporation's Common Stock was not registered under the Securities Exchange Act of 1934, as amended. The Corporation's Common Stock began trading publicly on June 30, 1992, and the graph reflects returns only subsequent to that date. On November 1, 1994 the Corporation's stock was split two-for-one.


                    COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG MICROTOUCH SYSTEMS, INC.,
                    NASDAQ MARKET INDEX AND SIC CODE INDEX

                           [LINE GRAPH APPEARS HERE]

               MICROTOUCH SYSTEMS    SIS CODE INDEX    NASDAQ MARKET INDEX
     6/92            100                 100                 100
    12/92             91.8               155.87              109.37
    12/93             90.16              199.08              131.19
    12/94            590.16              229.12              137.74
    12/95            159.02              365.74              178.66
    12/96            314.75              457.76              220.01


                    ASSUMES $100 INVESTED ON JUNE 30, 1992
                          ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING DEC. 31, 1996

AMENDMENT TO THE 1992 EQUITY INCENTIVE PLAN

General

The Company's 1992 Equity Incentive Plan (the "Equity Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in April 1992. The purpose of the Equity Plan is to attract and retain key employees and consultants of the Company and its affiliates. The Equity Plan provides for the grant of stock options (incentive and nonstatutory), stock appreciation rights, performance shares and restricted stock (the "Awards") to employees and consultants of the Company and its affiliates ("Eligible Persons").

Currently Awards may be made under the Equity Plan for up to a total of 2,000,000 shares of Common Stock, subject to adjustment for stock splits and similar capital changes.

As of March 20, 1997 210 employees were eligible to participate in the Equity Plan, and options to purchase an aggregate of 2,385,000 shares of Common Stock had been granted. Of these, options to purchase 731,000 shares had been canceled, 714,000 had been exercised, and options to purchase 940,000 shares remained outstanding, leaving only 346,000 shares available for new Awards under the Equity Plan. No stock appreciation rights, performance shares, restricted stock or other stock-based awards have been granted under the Equity Plan. The closing price of the Company's Common Stock on March 20, 1997, as reported by the Nasdaq Stock Market, was $23.00 per share.

Administration and Eligibility

Awards are made by the Compensation Committee, which has been designated by the Board of Directors to administer the Equity Plan. The Compensation Committee may delegate to one or more officers the power to make awards under the Equity Plan to persons other than officers of the Company who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act").

Awards under the Equity Plan are granted at the discretion of the Compensation Committee, which determines the recipients and establishes the terms and conditions of each award, including the exercise price, the form of payments of the exercise price, the number of shares subject to options or other equity rights and the time at which such options become exercisable. However, the exercise price of any incentive stock option granted under the Equity Plan may not be less than the fair market value of the Common Stock on the date of grant and the exercise price of any nonstatutory stock option may not be less than 50% of the fair market value of the Common Stock on the date of grant.

Proposed Amendment to the 1992 Equity Incentive Plan

The Board of Directors has voted, subject to approval of the stockholders, to increase the number of shares of Common Stock that may be subject to Awards under the Equity Plan by 375,000 (the "Additional Shares") to an aggregate of 2,375,000, subject to adjustment for stock splits and similar capital changes. This proposed amendment is intended to ensure that a sufficient number of shares of Common Stock are available to be issued to Eligible Persons.

Federal Income Tax Consequences Relating to Stock Options

Incentive Stock Options. An optionee does not realize taxable income upon the
-----------------------
grant or exercise of an incentive stock option ("ISO") under the Equity Plan.

If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss and (b) no deduction is allowed to the Company for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee.

If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition") then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof and (b) the Company is entitled to deduct such amount. Any further gain realized is taxed as a short-term or long-term capital gain and does not result in any deduction to the Company. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Nonstatutory Stock Options. No income is realized by the optionee at the time a
--------------------------
nonstatutory option is granted. Upon exercise, (a) ordinary income is realized by the optionee in the amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) the Company receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is granted as a short-term or long-term capital gain or loss and will not result in any deduction by the Company.

Vote Required

The affirmative vote by the holders of a majority of the securities present or represented, and entitled to vote at the meeting is required to approve the amendment to the Equity Plan. Broker non-votes will not be counted as present or represented for this purpose. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of a negative vote.

The Board of Directors recommends a vote FOR approving the amendment to the Equity Plan.

APPROVAL OF INDEPENDENT AUDITORS

Subject to the approval of the shareholders at the Annual Shareholders' Meeting, the Board of Directors of the Corporation, on recommendation of the Audit Committee, has appointed the firm of Arthur Andersen LLP, certified public accountants, as the independent auditors to audit the financial statements of the Corporation for the current fiscal year. The Board may appoint a new accounting firm at any time if it believes that such a change would be in the best interests of the Corporation and its shareholders.

Arthur Andersen has been the Corporation's auditors for the last six years. Representatives of Arthur Andersen will be present at the Annual Meeting with the opportunity to respond to appropriate questions and to make a statement if they desire to do so.

The Board of Directors recommends a vote FOR approving Arthur Andersen as independent auditors of the Corporation for the year 1997.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Corporation's executive officers and directors are required, under Section 16(a) of the Securities Exchange Act of 1934, to file reports of ownership and changes in ownership of securities of the Corporation with the Securities and Exchange Commission. Copies of those reports must also be furnished to the Corporation.

Based solely on a review of (i) Forms 3 and 4, and amendments thereto, furnished to the Corporation during 1996, (ii) Forms 5 relating to the fiscal year ended December 31, 1996, and amendments thereto, furnished to the Corporation, and
(iii) written representations that no Form 5 was required, the Corporation believes that during 1996 the executive officers and directors of the Corporation complied with all applicable Section 16(a) filing requirements, except that Mr. Logan did not file nine reports with respect to thirteen transactions on a timely basis.

OTHER MATTERS

Management does not know of any matters to be presented at the meeting other than the matters described in this Proxy Statement. If, however, other business is properly presented to the meeting, the proxy holders named in the accompanying form of Proxy will vote the Proxy in accordance with their best judgment. Shareholder proposals intended to be presented to the Corporation's 1998 Annual Meeting must be received by the Corporation not later than December 23, 1997 for inclusion in the Corporation's Proxy Statement and form of Proxy relating to such meeting.

For the Board of Directors

D. Westervelt Davis

IMPORTANT  Whether you own one share or many, you are urged to sign and return promptly the enclosed proxy in the postage paid envelope provided.

                           MICROTOUCH SYSTEMS, INC.
                              (THE "CORPORATION")

         The undersigned, revoking previous proxies relating to the shares
P subject hereto, hereby acknowledges receipt of the Notice and Proxy Statement dated April 22, 1997 in connection with the Corporation's Annual
R Meeting of Shareholders to be held at 10:00 a.m. on June 12, 1997 at Palmer & Dodge LLP, One Beacon Street, 23rd Floor, Boston, Massachusetts and
O hereby appoints Geoffrey P. Clear and James G. Topetzes, and each of them (with full power to act alone), the attorneys and proxies of the
X undersigned, with power of substitution to each, to vote all shares of the Common Stock of the Corporation which the undersigned is entitled to vote
Y at said Annual Meeting of Shareholders, and at any adjournment thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy Statement. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before said Annual Meeting. Signed but unmarked proxies will be voted in favor of each proposal.

         Election of two Directors (or, if the nominees are not available for election, such substitutes as the Board of Directors may designate).

         Nominees:
                        Edward J. Stewart, III
                        Ronald Fisher
                                                                SEE REVERSE
                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SIDE

                                                        MICROTOUCH SYSTEMS, INC.
                                                              THIS IS YOUR PROXY
                                                          YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

                        COMPANY HIGHLIGHTS DURING 1996

 . MicroTouch introduced Ibid, a PC-based electronic whiteboard product in 1996.

 . MicroTouch reported $95 million in revenues, representing the 13th year of consecutive annual increases.

 . MicroTouch reported $5.7 million in earnings, a new record.




[X] Please mark
    votes as in
    this example

    This Proxy, when executed, will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of Directors and FOR Proposals 2 and 3.

    The Board of Directors recommends a vote FOR Proposals, 1,2 and 3.

    1. Election of Directors
        (see reverse)

       FOR              WITHHELD
       [_]                [_]

[_]______________________________________
   For all nominees except as noted above

    2. Amendment of the 1992 Equity Incentive Plan

       FOR        AGAINST        ABSTAIN
       [_]         [_]            [_]

    3. Selection of Independent Auditors
       (Arthur Andersen LLP)

       FOR        AGAINST        ABSTAIN
       [_]         [_]            [_]

    MARK HERE FOR ADDRESS         [_]
    CHANGE AND NOTE AT LEFT

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION.

    Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.